EXHIBIT 10.4

RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

This Agreement, is made and entered into on June 22, 2012 (“Effective Date”), by and between Discovery Laboratories, Inc., having a place of business at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976 (“Discovery”) and Battelle Memorial Institute, through its Corporate Operations, having a place of business at 505 King Avenue, Columbus, Ohio 43201 (“Battelle”) individually referred to as “Party” or collectively referred to as “Parties.”

WHEREAS, Discovery desires to have Battelle support the research and development of Discovery’s Clinical Capillary Aerosol Generator (CAG), initially for use in the AEROSURF® Neonatal (NN) program for respiratory distress syndrome (RDS) (“Project Device”), and Battelle desires to perform such services.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Battelle agrees to provide to Discovery technical and research services substantially in accordance with Battelle’s Proposal No. OPP106184 (the “Project”) attached hereto and incorporated herein by reference, under the following terms and conditions:

1.	Term, Acceptance of Proposal(s)

The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of two (2) years unless earlier terminated as provided in Section 11. Discovery’s acceptance of Battelle’s Proposal(s) and the commencement and timeline of services thereunder shall be as set forth in the respective Proposal(s).

2.	Payment

2.1.        Payment Terms. Discovery agrees to pay Battelle’s charges for labor services and other expenses for performance of the Project, as set forth in separately executed Proposal(s). Unless otherwise specified in the Proposal(s), Battelle will invoice Discovery on a monthly basis, and Discovery shall pay such invoice, within thirty (30) days of the invoice date. Discovery will not be required to reimburse, and Battelle shall not be required to incur any charges in excess of the estimate stated above, unless mutually agreed upon in writing. [ *** ]. Discovery shall submit invoicing instructions to Battelle in accordance with Exhibit A; and Battelle shall invoice Discovery in a form similar to Exhibit B. [ *** ].

2.2.        Taxes. Compensation, as set forth in the Proposal(s), shall include current federal, state and local taxes levied in the United States or on the wages paid to Battelle U.S. employees. Any other present or future taxes, duties, tariffs, fees or other charges, including but not limited to excise, import, purchase, sales, use, turnover, added value, consular, gross receipts, gross wages or other assessments imposed by the government of any other country or subdivision thereof shall be the obligation of Discovery. In the event sales tax applies (e.g., prototypes), Battelle will waive such tax if Discovery furnishes a valid tax exemption certificate for the state in which product is shipped. Any such amounts paid by Battelle shall be added to the estimated amount above and paid by Discovery within thirty (30) days of the date of invoice. Payments shall be made in United States Dollars.

3.	Intellectual Property

3.1.        Discovery Inventions. [ *** ] (2) “Discovery Invention” is defined as (i) Discovery’s proprietary aerosol technologies including the devices employed in producing aerosol (currently CAG devices and AFECTAIR® brand devices) that are used in performance of the Project, [ *** ], and (iv) Discovery’s pulmonary surfactant used in performance of the Project, alone or in combination with other compounds. For a period of [ *** ] after the termination or expiration of the Project and at Discovery’s request and expense, Battelle will provide Discovery with reasonable assistance to obtain patents on Discovery Inventions and to execute all necessary declarations, affidavits and assignments.

3.2.        Battelle Inventions. Inventions made in performance of the Project [ *** ] (a “Battelle Invention”) are outside the scope of the Project and are retained by Battelle.  To the extent that practicing a Battelle Invention interferes with Discovery’s freedom to operate while practicing a Discovery Invention, Battelle hereby provides Discovery a [ *** ] license to use such Battelle Invention [ *** ].

3.3.        Non-Infringement Representation. Discovery represents that to the best of Discovery’s knowledge there is no patent issued to a third party as of the Effective Date of this Agreement that would be infringed by the manufacture, use, or sale of CAG as contemplated by this Agreement. [ *** ].

3.4.        No License. No license to the other Party, under any trademark, patent or copyright is either granted or implied by conveying information to that Party. None of the information that may be submitted or exchanged by the respective parties shall constitute any representation, warranty, assurance, guarantee, or inducement by either Party to the other with respect to infringement of trademarks, patents, copyrights or any right of privacy, or other rights of third persons.

3.5.        Work Product.  For the avoidance of doubt, Discovery shall own [ *** ] outputs and results generated in the performance of the Project, except for such reports, data and other outputs and results that relate to Battelle Inventions.

4.	No Endorsement: Public Announcement

Discovery agrees that it will not use or imply Battelle’s name or use Battelle’s Reports for endorsement of Discovery’s products or fund raising without the prior written approval of an officer of Battelle; however, Discovery may use Battelle’s name or use Battelle’s reports for regulatory reporting without the prior written approval of an officer of Battelle. For the avoidance of doubt, Discovery may use the content of Battelle Reports for commercially reasonable purposes. Battelle agrees that it will not use or imply Discovery’s name or use Discovery’s name for any purpose without the prior written approval of an officer of Discovery. Notwithstanding the foregoing, if Discovery concludes in good faith that it is necessary or appropriate to file or describe this Agreement or any related agreements or documents, or provide other notification thereof in a periodic or other report to be filed with the Securities and Exchange Commission or other federal, state or international regulatory authority (“Regulatory Authority”), Discovery at its own expense shall request confidential treatment of sensitive provisions of this Agreement, provided such confidential treatment is reasonably available to Discovery. The Parties shall promptly inform each other in the event of any activities or inquiries of any such Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

5.	Confidentiality

5.1.        Confidentiality Agreement. The Mutual Confidential Disclosure Agreement between Discovery and Battelle effective December 3, 2010, and its subsequent amendments prior to this Agreement, hereinafter the “CDA”) continues in full force and effect and shall govern the Parties’ conduct and handling of Confidential Information under this Agreement. The Parties hereby agree to amend the CDA to extend the term thereof through the date that is one year after the expiration or earlier termination of this Agreement.

5.2.        Confidential Information. Discovery has provided Battelle with certain information and data related to the Project (the “Confidential Information,” as such term is further defined in the CDA). The Parties agree that any and all information, data and device developed in performance of the Project, including Discovery Inventions and Battelle Inventions, constitute Confidential Information and shall be protected in accordance with the terms and conditions of the CDA. Battelle agrees not to disclose the specific results of the Project as may be embodied in reports and correspondence transmitted to Discovery, and not available to the public generally, without Discovery’s written consent, except as required by law. If Battelle wishes to use any results, data or information generated during the performance of the Project for purposes of protecting or publicly disclosing Battelle Inventions (“Disclosure”), Battelle shall seek Discovery’s written authorization and shall provide Discovery with a written notice and detailed description of the information intended for inclusion in the Disclosure at least ninety (90) days in advance of the Disclosure, or such reasonable time acceptable to Discovery, to allow time for Discovery to make arrangements necessary, or to request that Battelle make reductions or modifications of such results, data or information, to protect Discovery Inventions.

5.3.        Battelle Activities. [ *** ].

6.	Nature of Services

Discovery agrees that Battelle is an independent contractor and specifically acknowledges that Battelle is a service provider, not a manufacturer, distributor or supplier. Discovery retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing, distribution and sale of Discovery’s products, including, without limitation, product labeling, warnings, instructions to users, reporting and for obtaining any governmental or other pre- or post-market approvals (FDA and otherwise), certifications, registrations, licenses, or permits.

7.	Warranties; Limitation of Liability

7.1.        Warranties. Battelle represents and warrants that it will use commercially reasonable efforts to provide a high standard of professional service. However, Battelle, as a provider of such services, cannot guarantee success, thus Battelle MAKES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE OR OTHER RESULT TO BE DELIVERED UNDER THIS AGREEMENT.

7.2.        Limitations. Discovery assumes responsibility for its use, misuse, or inability to use the Project results.  Except as necessary to satisfy Third Party Claims (as defined in Section 8) indemnified hereunder, [ *** ], Battelle’s total liability to Discovery and all liabilities arising out of or related to this Agreement [ *** ]. Except for a breach of its confidentiality obligations hereunder and as set forth in the CDA, neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, punitive or exemplary damages in connection with this Agreement or the Project, however caused, under any theory of liability. [ *** ].

8.	Indemnities.

8.1.        Third Party Claims. Each of the Parties shall defend, indemnify and hold harmless the other Party, its affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all losses, costs, damages, fees, liabilities, or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred in connection with any third party claim, action or proceeding (a “Third Party Claim”) to the extent caused by:

8.1.1.       any material breach by the indemnifying Party of any of its representations, warranties, covenants or obligations pursuant to this Agreement; and

8.1.2.       any negligence, recklessness, willful misconduct or wrongful intentional acts or omissions of the indemnifying Party, its affiliates, or their officers, directors, employees, contractors, consultants, agents, representatives, or sublicensees in the exercise of any of the indemnifying Party’s rights or the performance of any of the indemnifying Party’s obligations under this Agreement.

8.2.        Additional Discovery Indemnities. In addition to the indemnity set forth in Section 8.1 above, Discovery shall defend, indemnify and hold harmless Battelle, its affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claim that [ *** ].

8.3.        Product Liability. Notwithstanding the provisions of Sections 8.1, Discovery shall defend, indemnify and hold harmless Battelle, its affiliates and its and their respective directors, officers, employees, consultants, contractors, representatives and agents from and against any and all Losses incurred in connection with any Third Party Claims arising out of or relating to the commercialization, marketing, sale, use, handling, manufacture and/or storage of any Project Device, including any claims that involve death or bodily injury (or allegations thereof) to any individual.

8.4.        Indemnification Procedures. In the event that an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the indemnifying Party in writing of the claim (in reasonable detail); provided, however, that failure to give such notification shall not affect the indemnification to be provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure. As a condition to indemnification under this Agreement, the indemnifying Party, in its discretion and at its expense, may manage and control the defense of the claim and its settlement. The Indemnified Parties shall provide the indemnifying Party with reasonable assistance and cooperation and all material relevant information to support the defense of any indemnified claim, and the indemnifying Party shall reimburse the Indemnified Parties for their reasonable out-of-pocket expense incurred in connection with such assistance and cooperation. The indemnifying Party shall not accept any settlement which imposes liability not covered by the indemnification provided under this Agreement or imposes any obligation on, or otherwise adversely affects, the Indemnified Parties without the prior written consent of the affected Indemnified Parties. The indemnifying Party shall have no obligation to indemnify the Indemnified Parties in connection with any settlement made without the indemnifying Party’s written consent. Except for such assistance and cooperation as may reasonably be requested by the indemnifying Party, nothing contained in this section shall require any Indemnified Party to take any action in its own name in defending any claim, action or proceedings; however, an Indemnified Party, at its option and expense, may review and comment on the defense of any claim through its own counsel. If (i) in the opinion of counsel for an Indemnified Party, representation of such Indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other Party represented by such counsel in such proceedings, or (ii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying Party and the Indemnified Party, and representation of both Parties by the same counsel would be inappropriate in the opinion of the Indemnified Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the indemnifying Party’s counsel may be retained to represent the Indemnified Parties with respect to which a conflict exists at the indemnifying Party’s expense. As the Parties intend complete indemnification, all reasonable attorneys’ fees and expenses incurred by an Indemnified Party in connection with enforcement of this Section 8 shall also be reimbursed by the indemnifying Party.

9.	Insurance

9.1.        Product Liability Coverage. If any Project Device developed under this Agreement are used by Discovery in clinical trial(s), prior to the first activity involving human subjects, Discovery, its successor in interest or the then owner of the Project Device, agrees to maintain adequate clinical trials liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its products. Such insurance shall cover any Discovery products that may be developed in whole or in part based on Battelle’s work under this Agreement and used in a clinical trial.

9.2.        Commercial Activities. Prior to the commercial sale of any Project Device, Discovery, its successor in interest or the then owner of the Project Device, shall maintain adequate product liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its product(s). Such insurance shall cover any Discovery products that may be developed in whole or in part based on Battelle’s work under this Agreement.

9.3.        Insurers. Discovery shall use reasonable commercial efforts to maintain coverage with insurance companies that [ *** ], provided that such insurance is available at commercially reasonable costs.  Discovery (or its agents or sublicensees) shall maintain products liability coverage related to the Project Device in all territories (on a country-by-country basis) in which the Device is commercially available and shall name Battelle as an additional insured. Discovery shall maintain such insurance throughout the period of any activity involving human subjects and, if such insurance is on a claims-made basis, for [ *** ] following completion of such activity. Discovery, its successor in interest or the then owner of the Project Device shall provide a certificate of insurance to Battelle evidencing such coverage prior to the first administration to a human subject of the drug product aerosolized using the Project Device. Such certificate shall provide for at least thirty (30) days prior notice to Battelle of any cancellation, non-renewal, or relevant reduction in coverage.

10.	Force Majeure

Neither Discovery nor Battelle shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the Party in default.

11.	Termination

11.1.           Early Termination. Either Party shall have the right to terminate this Agreement upon fifteen (15) days’ written notice for any good-faith basis; provided, however, that Battelle shall not have the right to terminate this Agreement until it has substantially completed the then-current phase of the Project, determined by reference to the Project Plan. In the event of early termination, Battelle agrees to provide Discovery with all reports, materials, or other deliverable items available as of the effective date of the termination, provided that Discovery is not in default of its payment obligations under this Agreement. In any event, Discovery agrees to pay all charges incurred or committed by Battelle, including reasonable costs of termination, within thirty (30) days of receipt of a final invoice.

11.2.           Discovery Material Breach. Notwithstanding the foregoing, Battelle shall have the right to terminate this Agreement upon fifteen (15) days’ written notice to Discovery in the event that Discovery is in material breach (which includes but is not limited to failure to make payment of undisputed amounts under this Agreement), and such breach is not cured within such fifteen day period.

12.	Regulatory Matters

12.1.           General; Quality System. Prior to initiation of development activities as set forth in Phase 2 OPP106184 of this Agreement, Discovery and Battelle shall enter into a Quality Agreement (“Quality Agreement”) in such form as is acceptable to both Parties. In conducting activities under this Agreement, each Party shall comply in all material respects with all applicable laws and in accordance with the Quality Agreement, including without limitation, U.S. Food and Drug Administration (“FDA”) current Good Manufacturing Practice (“cGMP”) requirements set forth in the FDA Quality System Regulations (“QSR”) applicable to the design and production of clinical devices under Investigational Device Exemptions , 21 CFR 812. Each Party shall bear its own costs and expenses related to QSR compliance. The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any applicable regulatory requirements associated with development and use of the Project Device.

12.2.           FDA Debarment Certification. Battelle represents and warrants that, after due inquiry, it has not and will not knowingly employ, contract with or retain any person directly or indirectly to perform services under this Agreement, if such person is debarred by the FDA under 21 USC 335a(k) of the FDA Act or a regulator in the EU under similar laws. Upon written request from Discovery, Battelle shall within five (5) business days confirm in writing that it has complied with the foregoing obligation.

13.	U.S. Export Control

Discovery agrees not to export or re-export any goods, services, or information obtained from Battelle without first obtaining an export license, if required by law.

14.	Client Furnished Materials

Any device, property, equipment, materials or other tangible property furnished by Discovery for use on this Project shall remain the property of Discovery unless otherwise agreed in writing, and will be governed by a separate agreement. [ *** ]. Discovery will cooperate in providing any operation instructions to Battelle upon request and Battelle may reasonably rely on the information so provided. Battelle shall provide such information as Discovery may reasonable request in connection with Discovery’s efforts to secure casualty and other insurance covering any such device, property, equipment, materials or other tangible property furnished by Discovery to Battelle in connection with the Project.

15.	Entire Agreement

This Agreement, including any related agreement provided hereunder (including, but not limited to, the Quality Agreement), the Proposal, and the CDA incorporated herein, represents the entire agreement of the parties and terminates and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver, or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Proposal, these terms and conditions shall control.

16.	Dispute Resolution

16.1.           Executive Negotiation. In the event of any material dispute, difference, claim, action, demand, request, investigation, controversy, threat or other question arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement (a “Dispute”) shall be settled in accordance with the provisions of this Section 16.  In the event of such a Dispute, written notice of the dispute must be provided to the other Party within thirty (30) days of the events giving rise to the Dispute.  The Parties shall each designate one member of Senior Management to represent it in a meeting to resolve the Dispute.  The designated Senior Managers shall negotiate in good faith to achieve a resolution to the Dispute referred to them, within Thirty (30) days after such notice is received. If the Parties are unable to resolve a Dispute within the referenced time frame, the Parties shall each designate a Senior Executive to represent it in a meeting to resolve the Dispute.  The Senior Executives shall endeavor to resolve the Dispute through negotiation.  If a Dispute is not resolved during Senior Executive negotiation within sixty (60) days, either Party may refer such Dispute to final and binding arbitration by sending written notice of such election to the other Party clearly marked “Arbitration Demand,” whereupon such Dispute shall be arbitrated in accordance with this Section.

16.2.           Arbitration Procedures.  Any arbitration shall be conducted under the then-current expedited procedures applicable to the then-current Commercial Arbitration Rules of the AAA in accordance with this Section 16.2. The arbitration of any Dispute shall be kept confidential and shall be filed with the office of the AAA located in Wilmington, Delaware, or such other AAA office as the Parties may agree. The arbitration shall be conducted by three arbitrators, one appointed by each of Battelle and Discovery and the third selected by the first two appointed arbitrators.  Each arbitrator shall be a person with relevant experience in the medical device development field.  Battelle and Discovery must make their respective arbitrator appointments within ten (10) business days of receipt of an Arbitration Demand.  Such appointed arbitrators shall select the third arbitrator within ten (10) business days after the second arbitrator has been appointed.  Battelle and Discovery shall instruct such arbitrators to render a determination of any such Dispute within sixty (60) days after the appointment of the third arbitrator. All Disputes shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary. The decision of the arbitrators with respect to any Dispute shall be in writing and state the findings, facts and conclusions of law upon which the decision is based.  Any such decision and award rendered by the arbitrators shall be final and binding upon the Parties.  Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party submits itself to the jurisdiction of any such court for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.  The arbitrators shall have the power to grant all legal and equitable remedies except specific performance and award compensatory damages provided by applicable law, but shall not have the power or authority to award punitive damages. No Party shall seek punitive damages or specific performance in relation to any matter relating to this Agreement in any other forum, provided that the foregoing does not preclude suits or limit damages associated with equitable relief related to a breach of confidentiality obligations under this Agreement or the CDA. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between Battelle and Discovery unless the arbitrators assess all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) as part of their award against the other Party.

17.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of and enforced within the jurisdiction of the State of Delaware without regard to the principles of conflict of laws.

18.	Survival

Sections 3, 4, 5, 7, 8, 9, and 12 through 19 of this Agreement shall survive the termination or expiration of this Agreement.

19.	Miscellaneous

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. Notwithstanding the foregoing, without the prior written approval of Battelle, Discovery may assign or otherwise transfer (including by operation of law) this Agreement in connection with a corporate transaction, including, without limitation, merger, combination, sale of stock, sale of assets, change of control, or other similar transaction, provided that the assignee assumes all of the obligations under this Agreement; however, no such assignment shall be made to an assignee if the assignee is on the Excluded Parties List (https://www.epls.gov/) or subject to an Executive Order (http://www.whitehouse.gov/briefing-room/presidential-actions/executive-orders) prohibiting transactions with the assignee. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns, and transferees of the parties. If any part of this Agreement shall be held invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

	DISCOVERY LABORATORIES, INC.		BATTELLE MEMORIAL INSTITUTE Corporate Operations
By	/s/ Mary B. Templeton	By	/s/ Laura E. Fillman

Name	Mary B. Templeton	Name	Laura E. Fillman

Title	Senior Vice President, General Counsel	Title	Contracting Officer

Date	June 22, 2012	Date	June 22, 2012

Exhibit A

Invoicing Instructions

Battelle Memorial Institute
Corporate Operations
Proposal/Agreement No. OPP106184

Invoicing Instructions

Invoice(s) should be sent to the attention of:

(Name)

(Address)

(Reference: Purchase Order Number, OPP106184)

(Phone Number)

If additional invoices are required, please provide the following information:

Name	Address	Number of Invoices	Other

Please complete this form and return with the signed Agreement

Exhibit B

[ *** ]